Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of RenovoRx, Inc. of our report dated May 12, 2021 (August 19, 2021 as to the effects of the reverse stock split and subsequent events discussed in Note 14) relating to the financial statements of RenovoRx, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California
August 25, 2021